SQN Securities, LLC

Code of Ethics

December 2015

THIS CODE OF ETHICS (THE “CODE”) IS THE PROPERTY OF SQN SECURITIES, LLC (THE “FIRM”) AND MUST BE RETURNED TO THE FIRM SHOULD AN EMPLOYEE’S ASSOCIATION WITH THE FIRM TERMINATE FOR ANY REASON. THE CONTENTS OF THIS CODE ARE CONFIDENTIAL, AND SHOULD NOT BE REVEALED TO THIRD PARTIES.

Table of Contents

1		INTRODUCTION		4
2		OVERSIGHT OF THE CODE OF ETHICS		4
	2.1		Acknowledgement of the Code	4
	2.2		Reporting Violations	5
	2.3		Sanctions for Failure to Comply with the Code of Ethics	5
	2.4		CCO’s Preclearance Requests	5
3		CONFLICTS OF INTEREST		5
	3.1		Introduction	5
	3.2		Gifts and Entertainment Policy	5
		3.2.1	Value of Gifts and Entertainment	6
		3.2.2	Reporting of Gifts and Entertainment	6
	3.3		Outside Business Activities	6
4			ANTI-BRIBERY POLICY AND PROCEDURES	6
	4.1		Firm’s Anti-Bribery Policy	6
		4.1.1	Foreign Corrupt Practices Act	7
		4.1.2	FCPA Red Flags	7
		4.1.3	Preclearance Requirement	8
5		POLITICAL CONTRIBUTIONS AND PAY TO PLAY		8
	5.1		Introduction	8
	5.2		Firm’s Pay to Play Policy	8
	5.3		Preclearance of Political Contributions	9
	5.4		New Employee Certification	9
6		EMPLOYEE INVESTMENT TRANSACTIONS		10
	6.1		General Policy	10
	6.2		Definition of Covered Account	10
	6.3		Definition of Reportable Security	11
	6.4		Preclearance of Trades	11
	6.5		Preclearance of Initial Public Offerings and Limited Offerings	11
	6.6		The Restricted List	12

7	REPORTING OF EMPLOYEE HOLDINGS AND TRANSACTIONS		12
7.1		General Policy	12
7.2		Definition of a Non-Discretionary Managed Account	12
7.3		Initial Holdings Report	13
7.4		Annual Holdings Report	13
7.5		Quarterly Transaction Report	13
	7.5.1	Brokerage Statements in lieu of Report	13
7.6		Exemption from Reporting Requirements	14
7.7		Review and Retention of Reports	14
7.8		Private Investments	14
7.9		Escalation of Violations and Sanctions	14
7.10		Exemptions	15
7.11		Confidentiality	15
8	INSIDER TRADING		15
8.1		Introduction	15
8.2		Penalties for Insider Trading	15
8.3		Definitions	16
	8.3.1	Material Information	16
	8.3.2	Nonpublic Information	16
	8.3.3	Breach of Duty	16
8.4		Tipper / Tippee Liability	16
8.5		Firm’s Insider Trading Policy	17
8.6		Insider Trading Policy Restrictions	17
8.7		Procedures Designed to Detect and Prevent Insider Trading	18
8.8		Compliance Responsibilities	18
Appendix A			19
Appendix B			20
Appendix C			22
Appendix D			25
Appendix E			28
Appendix F			29
Appendix G			30
Appendix H			31

1	INTRODUCTION

The Code of Ethics (the “Code”) sets forth standards of conduct expected for any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of SQN Securities, LLC (the “Firm”) or any other person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control (each an “Employee” and collectively, “Employees”) . The Code also addresses certain possible conflicts of interest and includes the Firm’s employee investment policy. The Code should be read in conjunction with the Firm’s Supervisory Procedures and Compliance Manual (the “Manual”).

The following standards of business conduct will govern the interpretation and administration of this Code:

●	The interests of the Firm’s Client Accounts and Investors (as defined in the Firm’s Manual) must be placed first at all times;

●	Employees should not take inappropriate advantage of their positions; and

●	Employees must comply with all applicable securities laws.

As with all policies and procedures, the Code is designed to cover a variety of circumstances and conduct; however, no policy or procedure can anticipate every possible situation. Consequently, Employees of the Firm are expected to abide not only by the letter of the Code, but also to uphold the fundamental ideals of the Firm: openness, integrity, honesty and trust.

The Firm may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Employees will receive written notification from the Chief Compliance Officer (the “CCO”).

The Code should be kept by each Employee for future reference and its guidelines should be made an active part of the Employee’s normal course of business. In the event that an Employee has any questions regarding his or her responsibilities under the Code, he or she must contact the CCO.

2	OVERSIGHT OF THE CODE OF ETHICS

2.1	Acknowledgement of the Code

Each Employee must execute and return to the CCO the “Employee Acknowledgement of Receipt and Compliance Attestation” form attached hereto as Appendix A, upon hire and annually thereafter, certifying that he or she has read and understands the Code’s contents.

2.2	Reporting Violations

All Employees must promptly report any violations of the Code to the CCO.

2.3	Sanctions for Failure to Comply with the Code of Ethics

If it is determined that an Employee has committed a violation of the Code, the Firm may impose sanctions and/or take other action as deemed appropriate. These actions may include, among other things, disgorgement of profits, criminal or civil penalties, a letter of caution or warning, suspension or termination of employment, and/or notification to the regulatory authorities of the violations.

2.4	CCO’s Preclearance Requests

In all circumstances requiring preclearance under the Code, the President will provide preclearance to the CCO.

3	CONFLICTS OF INTEREST

3.1	Introduction

It is the Firm’s policy that all Employees act in good faith and in the best interests of the Firm. To this end, Employees must not put themselves or the Firm in a position that would create even the appearance of a conflict of interest. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO so that a determination may be made as to whether such interest or activity should be disposed of, discontinued or limited.

3.2	Gifts and Entertainment Policy

The Firm’s “Gifts and Entertainment Policy” distinguishes between a “Gift ” and “Entertainment.” Gifts are items (or services) of value that a third party provides to an Employee (or an Employee to the third party) where there is no business communication involved in the enjoyment of the gift. Entertainment, on the other hand, contemplates that the giver participates with the recipient in the enjoyment of the item. Entertainment is only appropriate when used to foster and promote business relationships for the Firm. Solicitation of Gifts and/or Entertainment is unprofessional and is strictly prohibited.

3.2.1	Value of Gifts and Entertainment

Employees may not give or receive a gift with a value in excess of $250 from anyone with whom the Firm has or is likely to have business dealings, unless approved by the CCO. Employees may not give or accept an invitation that involves Entertainment that is excessive or not usual or customary. If an Employee is unable to judge the value of a Gift or believes that the Entertainment may be excessive, he or she should contact the CCO for guidance.

3.2.2	Reporting of Gifts and Entertainment

Each Employee must notify the CCO promptly upon receiving or prior to giving a gift or invitation for entertainment. The CCO or his designee is responsible for recording the information on the Gift and Entertainment Log.

3.3	Outside Business Activities

Employees must obtain written approval from the CCO before engaging in outside business activities. “Outside Business Activities” include being (whether or not on behalf of the Firm) an officer, director, limited or general partner, member of a limited liability company, employee or consultant of any non-Firm entity or organization. Employees wishing to enter into or engage in such transactions and activities must obtain the required written approval using the form attached hereto as Appendix B.

4	ANTI-BRIBERY POLICY AND PROCEDURES

4.1	Firm’s Anti-Bribery Policy

It is the Firm’s “Anti-Bribery Policy” that no Employee may offer payments, or anything else of value to a government official that will assist the Firm in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Firm found to be violating the Firm’s Anti-Bribery Policy will be subject to disciplinary action, which may include termination. The Firm requires all Employees to report any suspicious activity that may violate this policy to the CCO. An Employee’s failure to report known or suspected violations may itself lead to disciplinary action.

4.1.1	Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official1 for the purpose of influencing an official act or decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises.

Under the FCPA, both the Firm and its individual Employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge, but includes “consciously avoiding” the high probability that a third party representing the Firm will make or offer improper payments to a foreign official.

4.1.2	FCPA Red Flags

Broker dealers engaging foreign agents are expected to be attuned to “red flags” in connection with the transaction, including:

●	The foreign country’s reputation for corruption;

●	Requests by a foreign agent for offshore or other unusual payment methods;

●	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

●	An apparent lack of qualifications;

●	Non-existing or non-transparent accounting standards; and

●	Whether the foreign agent comes recommended or “required” by a government official.

Sanctions for violating the FCPA may include fines and jail terms.

[1]	A “foreign official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

4.1.3	Preclearance Requirement

Any payment or anything else of value given to a foreign official must be pre-approved by the CCO.

5	POLITICAL CONTRIBUTIONS AND PAY TO PLAY

5.1	Introduction

The Firm and its Employees are restricted from making U.S. political contributions that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent (“Pay to Play Rule”). The phrase “pay to play” refers to arrangements whereby individuals and organizations make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates (i) a “two-year time-out” from receiving compensation for providing advisory services to certain state and local government entities after political contributions have been made to certain government officials, (ii) a prohibition on soliciting or coordinating certain contributions and payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

5.2	Firm’s Pay to Play Policy

It is the Firm’s policy that contributions to candidates for a public office, a political party or a political action committee (“PAC”)2 by the Firm and its Employees are made in

[2]	A political action committee is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

compliance with the Pay to Play Rule. Any contribution3, to candidates running for U.S. state or local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”) by the Firm or its Employees must be made in compliance with applicable law.

The Firm will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship.

5.3	Preclearance of Political Contributions

The Firm requires any Employee to obtain approval from the CCO by completing a Preclearance Request Form (maintained by the CCO and included as Appendix C hereto) before making a Political Contribution. Under no circumstances may an Employee engage indirectly in any of the foregoing activities, such as funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with the Firm as a means of circumventing the Pay to Play Rule.4

5.4	New Employee Certification

When an individual is employed by the Firm, the Firm must “look back” to that Employee’s prior Political Contributions. If the Employee is involved in soliciting clients or investors for the Firm, then the Firm is required to look back at the Employee’s Political Contributions for two years (but not past March 14, 2011, the effective date of the Pay to Play Rule). If the Employee is not involved in soliciting clients or investors for the Firm, then the Firm is only required to look back six months. The CCO will determine whether any such past Political Contribution will affect the Firm’s business. Upon joining the Firm, each new Employee must complete a New Hire Political Contributions Certification (attached hereto as Appendix D).

[3]	“Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities).

[4]	The Pay to Play Rule contains a “catch-all” provision that prohibits acts done indirectly which, if done directly would violate the Rule.

6	EMPLOYEE INVESTMENT TRANSACTIONS

6.1	General Policy

The Firm requires that all Employee investment transactions be carried out in a manner that will not create a perceived or actual conflict of interest between the Firm and its Client Accounts. To this end, the Firm has adopted the procedures set forth below.

6.2	Definition of Covered Account

The Firm is obligated to monitor and at times restrict the investment activities of its Employees and any “Covered Account,” which includes:

●	The personal securities accounts of: (i) the Employee; (ii) the Employee’s immediate family members[5] sharing the same household; or (iii) anyone living either with or apart from the Employee who receives material financial support from the Employee (except a spouse with a valid separation/divorce decree);

●	Any accounts over which the Employee controls or influences the investment decisions or has the right or authority to exercise any degree of control or discretionary authority; or

●	Any account in which the Employee has beneficial ownership[6].

Therefore, an Employee should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home or anyone the Employee financially supports (except a spouse with a valid separation or divorce decree).

[5]	Immediate family member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

[6]	Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect interest other than the receipt of an advisory fee.

6.3	Definition of Reportable Security

“Reportable Securities” include a wide variety of investments including: stocks, bonds, options, futures, currencies, warrants, commodities and other derivative products. A Reportable Security does not include:

●	Transactions and holdings in direct obligations of the U.S. government;

●	Money market instruments defined as bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

●	Shares issued by money market funds;

●	Shares issued by open-end funds; provided that such funds are not advised by the Firm or an affiliate and such fund’s advisor or principle underwriter is not controlled or under common with the firm; and

●	Units of a unit investment trust if the unit investment trust is invested exclusively in one or more open-end funds, provided that such funds are not advised by the Firm or an affiliate and such fund’s advisor or principle underwriter is not controlled or under common control with the firm.

6.4	Preclearance of Trades

Employees must obtain the CCO’s preclearance for all transactions in Covered Accounts of permissible Reportable Securities. This preclearance may be requested by submitting the form attached hereto as Appendix E to the CCO. Any preclearance given will remain in effect for 24 hours.

6.5	Preclearance of Initial Public Offerings and Limited Offerings

The above requirement includes preclearance before acquiring beneficial ownership, directly or indirectly, in any security in any “IPO”7 or a “Limited Offering”8 by submitting the form provided in Appendix E or the form provided in Appendix H, respectively.

[7]	“Initial public offering” means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

[8]	“Limited offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933.

6.6	The Restricted List

The CCO may place certain securities on a “Restricted List.” Employees are prohibited from personally, or on behalf of a Client Account, purchasing or selling securities that appear on the Restricted List. A security will be placed on the Firm’s Restricted List if any transactions by the Firm or an Employee in such security would be considered improper and/or illegal, such as under the following circumstances:

●	The Firm is in possession of material, nonpublic information (“MNPI”) about an issuer;

●	A Firm employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such Employee to receive MNPI;

●	The Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s securities;

●	An Employee trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;

●	An investor relationship that involves a senior officer or director of an issuer, a “Value-Added Investor”, may present the appearance of a conflict of interest or an actual conflict of interest; and

●	The CCO has determined it is necessary to do so.

Securities will remain on the Firm’s Restricted List until such time as the CCO deems their removal appropriate.

7	REPORTING OF EMPLOYEE HOLDINGS AND TRANSACTIONS

7.1	General Policy

Employees are required to periodically report their personal securities transactions and holdings to the CCO.

7.2	Definition of a Non-Discretionary Managed Account

A “Non-Discretionary Managed Account” is an account over which the Employee had no direct or indirect influence or control. This includes accounts for which an Employee has granted full investment discretion to an outside broker-dealer, bank, investment manager, or adviser.

7.3	Initial Holdings Report

Each new Employee must provide the CCO with an “ Initial Holdings Report ” attached hereto as Appendix F for both Covered Accounts and Non-Discretionary Managed Accounts. The Initial Holdings Report must be submitted within 10 days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired. The Initial Holdings Report must contain the following information, at a minimum, for all Reportable Securities:

●	The title and type of security (and, as applicable, the exchange ticker symbol or CUSIP number), number of shares and principal amount of each security;

●	The name of the broker, dealer or bank, account name, number and location; and

●	The date that the Initial Holdings Report was submitted by the Employee.

7.4	Annual Holdings Report

Each Employee must provide the CCO with an “Annual Holdings Report” attached hereto as Appendix F for both Covered Accounts and Non-Discretionary Managed Accounts containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted by January 15 and must be current as of a date not more than 45 days prior to the date the Annual Holdings Report is submitted.

7.5	Quarterly Transaction Report

Each Employee must report to the CCO all information contained on the “Quarterly Transaction Report” attached hereto as Appendix G for all Reportable Securities in Covered Accounts. The Quarterly Transaction Report must be submitted no more than 30 days after the end of each calendar quarter and must cover all transactions during the quarter. Employees with no personal securities transactions during the quarter are required to submit a Quarterly Transaction Report confirming the absence of any transactions.

7.5.1	Brokerage Statements in lieu of Report

In lieu of a Quarterly Transaction Report, an Employee may provide the CCO with copies of the monthly or quarterly brokerage account statements relating to each Covered Account. Such brokerage statements must be submitted within 30 days of the end of the calendar quarter.

7.6	Exemption from Reporting Requirements

An Employee is not required to submit an Initial Holdings Report, an Annual Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an automatic investment plan9

7.7	Review and Retention of Reports

The CCO shall review the holdings reports, transaction reports and the preclearance forms to determine whether any violations of the Firm’s policies or of the applicable securities laws occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO shall contact the responsible Employee to resolve the discrepancy. If the Firm determines that an Employee has violated this Code such Employee may be subject to disciplinary action or restrictions on further trading.

7.8	Private Investments

Employees and their immediate family members must obtain written approval from the CCO before entering into private investments using the form attached hereto as Appendix H. Private investments include investments in private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

Additionally, prior to making the initial investment or any follow- on investment, the Employee must arrange for the CCO to review and obtain any private placement memoranda, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Employee must promptly inform the CCO of any changes in the investment and provide the CCO with a written yearly update.

7.9	Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code, the CCO will notify senior management and the Firm may impose sanctions as it deems appropriate.

[9]	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

7.10	Exemptions

Any Employee who wishes to seek an exemption of a specific account from coverage under the Code must contact the CCO for an exemption/waiver request.

7.11	Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Firm is required to disclose the contents of such reports to regulators.

8	INSIDER TRADING

8.1	Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “ Exchange Act”). The Firm’s policy is designed to prevent the misuse of MNPI by the Firm or any of its Employees or affiliates.

The term “insider trading” generally means one or more of the following activities:

●	Trading by an insider while in possession of MNPI;

●	Trading by a non-insider, while in possession of MNPI, where the information (i) was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or (ii) was misappropriated;

●	Recommending the purchase or sale of securities while in possession of MNPI; or

●	Communicating MNPI to others (i.e., “Tipping,” see below).

8.2	Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose an Employee to stringent penalties including fines and jail terms. Regulators also can recover profits gained or losses avoided through insider trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring the Employee from the securities business. An Employee can also be sued by investors seeking to recover damages for insider trading. In addition, any violation of the Code’s Insider Trading Policy can be expected to result in serious sanctions by the Firm, including termination of employment.

8.3	Definitions

8.3.1	Material Information

Information is material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. Examples include: earnings information; mergers and acquisitions and tender offers; significant changes in assets; and significant new products or discoveries.

8.3.2	Nonpublic Information

Information is considered nonpublic if it has not been broadly disseminated to investors in the marketplace. Direct evidence of dissemination is the best indication that information is “public,” for example, if the information has been made available to the public through publications of general circulation (e.g., The Wall Street Journal) or in a public disclosure document filed with the SEC (e.g., a Form 8K).

In addition, a sufficient period of time must elapse for the information to permeate the public channels to be considered public. There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

8.3.3	Breach of Duty

Insider trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an insider, the prohibition against insider trading can apply to a person even if that person has no employment or connection to the issuer of the securities that are traded.

8.3.3.1	Insider and Temporary Insider

The term “ insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI such as an officer, director and employee of the company, as well as any controlling shareholder. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes including, among others, the Firm’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations.

8.4	Tipper / Tippee Liability

An Employee who does not trade securities but learns of MNPI from either a corporate insider (or someone who has breached a duty of trust or confidence to the source of the information), and then shares the information with someone else who trades in securities, can be liable as a “Tipper” for the trading done by the person to whom the Employee passed the information (the “Tippee ”). Thus, the Tipper is subject to liability for insider trading if the Tippee trades, even if the Tipper does not. It therefore is important never to pass on MNPI to anyone else who may trade while aware of that information or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

8.5	Firm’s Insider Trading Policy

The Firm’s “ Insider Trading Policy” applies to every Employee and extends to activities outside the scope of his or her duties at the Firm. The Firm forbids any Employee from engaging in any activities that would be considered illegal insider trading. Any questions regarding this Insider Trading Policy should be referred to the CCO.

8.6	Insider Trading Policy Restrictions

The following Insider Trading Policy restrictions are established for every Employee that may have or was in possession of any MNPI. Such an Employee may not:

●	Buy or sell any security (or related security) for his or her own or any related account or any account in which an Employee may have any direct or indirect interest, any Firm-managed fund or other Client Account, or otherwise act upon any MNPI in the Employee’s possession obtained from any source.

●	Buy or sell any security or related security for any account or otherwise act upon any material proprietary information that an Employee may have or obtain from any source.

●	Recommend the purchase or sale of any security to any person based upon MNPI.

8.7	Procedures Designed to Detect and Prevent Insider Trading

Before trading for yourself or others, each Employee should ask himself or herself the following questions regarding information in his or her possession:

●	Is the information material? Is the information nonpublic? If, after consideration of the above, an Employee believes that the information is material and nonpublic, or if an Employee has questions as to whether the information is material and nonpublic, he or she should take the following steps:

-	Report the information and proposed trade immediately to the CCO.

-	Do not purchase or sell the securities either on behalf of yourself or on behalf of others.

-	Do not communicate the information inside or outside of the Firm, other than to the CCO.

●	After the CCO has reviewed the issue, the Employee will be instructed either to continue the prohibitions against trading and communication because the CCO has determined that the information is MNPI, or he or she will be allowed to trade the security and communicate the information.

●	Additionally, Employees are required to disclose the existence and location of all personal trading accounts and to arrange for copies of all brokerage statements to be sent from the outside financial institution to the Firm’s CCO. Such statements will be reviewed by the CCO.

8.8	Compliance Responsibilities

The CCO will review the Firm’s Insider Trading Policy during the Firm’s Annual Compliance Training Meeting to ensure that all Employees are properly trained and aware of the required reporting procedures. Upon learning of a potential violation of the Insider Trading Policy, the CCO will promptly prepare a confidential written report to be discussed with the Firm’s senior management. The report will describe who violated policy, how it is believed to have been violated, and provide recommendations for further action.

Appendix A

EMPLOYEE ACKNOWLEDGEMENT OF RECEIPT AND

COMPLIANCE ATTESTATION

All Employees are required to read this Code of Ethics and acknowledge having understood its contents by printing out this page, entering their name, signing and dating it and returning it to the Chief Compliance Officer.

I do hereby acknowledge that I have received and read the SQN Securities, LLC Code of Ethics. I understand its content and agree to the policies and procedures set forth therein. I have had the opportunity to ask the Chief Compliance Officer questions and I have received adequate responses. I am aware of the penalties for violation of these policies and I agree to them.

Name: _______________________________

Signature: _______________________________

Date: ______________________________

Appendix B

ANNUAL OUTSIDE ACTIVITY/INSIDER DISCLOSURE STATEMENT

Outside Affiliations

1.	Other businesses in which I am engaged (i.e., take an active role):

	Name of Business	Role

	Name of Business	Role

2.	Entities by which I am employed or receive compensation:

	Name of Entity	Affiliation or Title

	Name of Entity	Affiliation or Title

3.	Business organizations in which I am an officer, director, partner or employee:

		Public Co.	☐ Yes	☐ No
Name of Entity	Affiliation or Title
		Public Co.	☐ Yes	☐ No
Name of Entity	Affiliation or Title

4.	Describe interests in any securities, financial or kindred business:

Do you own a significant position in any publicly held company’s securities? Describe:

Insider Disclosure

Please indicate below whether you or any member of your immediate family is an executive officer, director or 5% or greater stockholder of a public company?

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Date:

Compliance Receipt:

Date:

Appendix C

POLITICAL CONTRIBUTIONS PRECLEARANCE FORM

Name and Title of Employee:

_____________________________________________________

Place of principal residence (city and state):

________________________________________________________________________

Employees of SQN Securities, LLC (including an Employee’s spouse, domestic partner, minor children and other immediate family members living in the Employee’s household) are required to obtain preclearance from the Chief Compliance Officer for any direct or indirect Contribution10 to be made by the Employee to a public official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, including to any political party or any election committee for the person.

The undersigned requests preclearance with respect to the following Contribution:

Name of candidate/political party/political action committee to whom Contribution will be made (for candidates, include name, title and any city/county/state or other political subdivision affiliation):

________________________________________________________________________

Expected date and form of Contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

[10]	“Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), U.S. state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.

_______________________________________________________________________

Office to which candidate seeks election:

_______________________________________________________________________

Candidate’s position at time of Contribution:

_______________________________________________________________________

Contribution amount (or value of non-cash Contribution):

$_____________________________________________

To the best of your knowledge, does the position to which the candidate seeks election or the position currently held by the candidate: (a) involve direct or indirect responsibility for, or can he/she influence the outcome of, the hiring of an investment professional by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment professional by a government entity?

____ Yes	____ No

Have you made any other Contributions to this candidate, or payments on behalf of this candidate’s candidacy, during this election cycle?

____ Yes	____ No

The undersigned hereby certifies that (i) all information provided herein is accurate and (ii) the Contribution for which the undersigned seeks preclearance as set forth above will not be made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

Disposition of Preclearance Request

____ Request Approved** (Approval valid for 30 days from date set forth below)

**	If request is approved, the Employee must complete the following section and return a copy of this form to the Chief Compliance Officer:

Form of Contribution: _________________________________________

Amount of Contribution: _______________________________________

Date of Contribution: __________________________________________

____ Request Denied (please consult the Chief Compliance Officer for details)

Appendix D

NEW EMPLOYEE POLITICAL CONTRIBUTION DISCLOSURE FORM

SQN Securities, LLC (the “Firm”) is subject to restrictions with respect to certain political contributions or other payments made by its Employees. The Firm’s policy contains look back provisions which provide that contributions or payments made by Employees prior to joining a firm. Accordingly, so that we may determine whether any contributions made by you prior to your employment with the Firm, all prospective Employees must complete and return the attached form prior to commencing employment. Please direct any questions to the Chief Compliance Officer.

Set forth below is each direct or indirect Contribution1 made by the undersigned to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, and each direct or indirect payment to a political party of a state or political subdivision thereof, in each case during the two year period prior to the date of this Disclosure Form. Contributions made prior to March 14, 2011 do not need to be disclosed below. Attach additional pages as necessary.

Name of individual (or entity) that made the Contribution:

__________________________________________________

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

_______________________________________________________________________

[1]	“Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.

Date and form of Contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

_______________________________________________________________________

Office to which candidate seeks or sought election:

________________________________________________________

Candidate’s position at time of Contribution:

_________________________________________________________

Contribution amount (or value of non-cash Contribution):

$_________________________________________________

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election: (a) involve direct or indirect responsibility for, or confer the ability to influence the outcome of, the hiring of an investment professional by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment professional by a government entity?

____ Yes     ____ No

Have your spouse, domestic partner, minor children or other immediate family members living in your household made Contributions to the above referenced official/candidate?

____ Yes     ____ No

If yes, please provide details of such Contribution:

_________________________________________________________________

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) none of the Contributions or payments set forth above was made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

Appendix E

EMPLOYEE TRADE PRECLEARANCE REQUEST FORM

Preclearance from the Chief Compliance Officer is required for all transactions as set forth in the Employee Investment Policy. The Chief Compliance Officer will check the firm’s Restricted List (as defined in the Employee Investment Policy) prior to granting approval. Please complete this form and return it to the Chief Compliance Officer.

Employee Name: ____________________________________

Account Holder(s): __________________________________

Relationship to Employee: _____________________________

Type of Security: ____________________________________

Issuer: ____________________________________________

Instruction: Please indicate whether any buy transaction relates to an initial public offering (IPO).

Buy/Sell: _______________	Quantity: _____________	Current Price: ____________
Buy/Sell: _______________	Quantity: _____________	Current Price: ____________
Buy/Sell: _______________	Quantity: _____________	Current Price: ____________

I REPRESENT THAT:

(i)	I am not in possession of material non-public information concerning or affecting the issuer(s);

(ii)	I am not aware of a pending research report involving or relating to the issuer(s);

(iii)	I am not aware of a material pending customer or proprietary trade involving these securities;

(iv)	These trades conform to the Employee Investment Policy; and

(v)	If approved, I understand that the authorization is valid for only 48 hours from the date/time of approval.

Name:

Signature:

Date:

APPROVAL:

Appendix F

INITIAL AND ANNUAL HOLDINGS REPORT

Name of Employee: _________________________________________________________________________

The following sets forth all Covered Accounts and Non-Discretionary Managed Accounts (as defined in the Employee Investment Policy) holding reportable securities and private investments as of ______________.

Tracker
		Title and	Symbol	Number		Broker, Dealer or
Name on	Relationship	Type of	/CUSIP	of	Principal	Bank Where
Account	to Employee	Security	Number	Shares	Amount	Securities Held

or

___	I have no Covered Accounts or Non-Discretionary Management Accounts.

or

___	Please see the attached brokerage statement(s) provided to the CCO which contains all information regarding reportable securities as requested above.

The undersigned employee certifies that he or she has not engaged in any transactions involving securities that would violate the Employee Investment Policy.

Name:

Signature:

Date:

Appendix G

QUARTERLY TRANSACTION REPORT

Name of Employee: _________________________________________________________________________

The following sets forth all of the transactions in reportable securities made in my Covered Account(s) for the quarter beginning on __________ and ending on _____________.

			Tracker				Broker, Dealer
		Title and	Symbol/	Interest	Nature of	Price	or Bank
	Name on	Type of	CUSIP	Rate/Maturity	Transaction	Per	Effecting
Date	Account	Security	Number	Date	(Bought/Sold)	Share	Transaction

or

___	I have no transactions in Covered Accounts for this calendar quarter.

or

___	Please see statement(s) provided to the CCO which contains all information as requested above.

The undersigned employee certifies that he or she has not engaged in any transactions involving securities that would violate the Employee Investment Policy.

Name:

Signature:

Date:

Appendix H

APPLICATION TO PARTICIPATE IN PRIVATE INVESTMENTS

Employee Name: ____________________________________

Name of Organization: __________________________________

Nature of Business: _____________________________

Legal Status of Entity (corporation, LP, LLC): ____________________________________

Business Address: ____________________________________________

Principals: ____________________________________________

___ Publicly Traded	___ Privately Placed	___ Non-Profit

To the best of your knowledge, does the Company or any of its affiliates conduct or plan to conduct business with the Firm? ____ Yes ____ No

If yes, please explain:

To the best of your knowledge, has the company or anyone associated with the company been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years? ___ Yes ___ No

If yes, please explain:

Description of Private Securities Transaction

(Please provide CCO with purchase and/or subscription agreement and related documentation)

Type and amount of securities you are investing in:

Indicate the total dollar amount of your investment:

Do you own any other securities of the company or its affiliates? ___ Yes ___ No

If yes, please explain:

Estimate your total equity ownership interest in the Company:     ______ %

Through your investment do you have the right to participate in management, or the right to board membership or board observation rights? ___ Yes ___ No

If yes, please explain: